Exhibit 99.1

PRESS RELEASE

For Review

Contact:
Douglas W. Vicari	Farley Kern
Chesapeake Lodging Trust	Hyatt Hotels & Resorts
(410) 972-4142	(312) 780-5506
dvicari@cltreit.com	farley.kern@hyatt.com

CHESAPEAKE LODGING TRUST ACQUIRES HYATT REGENCY BOSTON

CHICAGO, MARCH 18, 2010 – Chesapeake Lodging Trust (NYSE: CHSP), a lodging real estate investment trust (REIT), and Hyatt Hotels Corporation (NYSE: H) announced that Chesapeake Lodging Trust has acquired the 498-room Hyatt Regency Boston for a purchase price of $112 million, or approximately $225,000 per key, and will invest additional capital in renovations in the hotel, which is located in Boston, Mass. The companies have entered into a long-term management agreement and Hyatt will continue to operate the hotel under the Hyatt Regency flag.

James L. Francis, Chesapeake’s President and Chief Executive Officer, stated, “We are very excited that our first acquisition is located in the central business district of a strong gateway market like Boston. Hyatt Regency Boston is a well-maintained, high-quality asset that will continue to benefit from Hyatt’s brand strength and management expertise. We look forward to working with Hyatt as we continue to grow our portfolio.”

Steve Haggerty, Hyatt Hotels Corporation’s Global Head – Real Estate and Development, stated, “We are committed to the Boston market and are pleased that this agreement with Chesapeake Lodging Trust allows us to continue to serve our guests at Hyatt Regency Boston. We purchased this hotel with the intent to sell it to a strategic partner and secure a long-term management agreement to maintain a strong presence in Boston. This transaction allows us to accomplish that objective.”

Hyatt Regency Boston, located at One Avenue de Lafayette, is a full-service, upper-upscale property with contemporary guestrooms and suites featuring the luxurious Hyatt Grand Bed and more than 20,000 square feet of meeting and function space, including a 5,000 square foot grand ballroom. The 21-story hotel is well located within Boston’s Financial District and the Downtown Crossing at the intersection of Chauncy Street and Avenue de Lafayette, only blocks from some of Boston’s leading attractions and venues, including Boston Common, the Theater District, Chinatown and the Freedom Trail. The hotel is within walking distance to both of Boston’s convention centers, the Hynes Center and the Boston Convention and Exhibit Center.

About Chesapeake Lodging Trust

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business, airport and convention markets, and on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family in 45 countries strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The company’s subsidiaries manage, franchise, own and develop hotels and resorts under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place® and Hyatt Summerfield Suites™ brand names and have locations under development on five continents. Hyatt Vacation Ownership, Inc., a Hyatt

Hotels Corporation subsidiary, develops and operates vacation ownership properties under the Hyatt Vacation Club® brand. As of December 31, 2009, the company’s worldwide portfolio consisted of 424 properties. For more information, please visit www.hyatt.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Chesapeake Lodging Trust’s or Hyatt Hotels Corporation’s control. Neither company undertakes an obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.